Exhibit 99.1

FOR IMMEDIATE RELEASE

FIRST MIDWEST BANCORP, INC. APPOINTS
MICHAEL L. SCUDDER AS CHAIRMAN OF THE BOARD AND
J. STEPHEN VANDERWOUDE AS LEAD INDEPENDENT DIRECTOR

ITASCA, ILLINOIS, November 15, 2017 - First Midwest Bancorp, Inc. ("First Midwest") (NASDAQ NGS:FMBI), the parent company of First Midwest Bank, today announced the election of Michael L. Scudder, President and Chief Executive Officer, to the additional position of Chairman of the Board. First Midwest also announced today the appointment of J. Stephen Vanderwoude as Lead Independent Director. These actions became effective on November 14, 2017 following the decision by Robert P. O'Meara to retire as board chairman. Mr. O'Meara, who will continue to serve as a director, has been named Chairman Emeritus.

"I look forward to continuing to work with our highly engaged board of directors and with Steve Vanderwoude as our Lead Independent Director," said Michael L. Scudder, Chairman, President and Chief Executive Officer of First Midwest. "Steve has significant experience with our company, our industry and corporate governance, and is held in exceptionally high regard by our board of directors."

Mr. Scudder continued, "I also want to take this opportunity to thank Bob O'Meara for his valued leadership and many years of service to First Midwest as a director, chairman and CEO. His guidance and counsel have been invaluable to First Midwest and to me personally. I am pleased that Bob will remain as a director so that the board may continue to benefit from his substantial banking experience and valued judgment."

About First Midwest

First Midwest is a relationship-focused financial institution and one of the largest independent publicly-traded bank holding companies based on assets headquartered in the Midwest, with over $14 billion in assets and $10 billion in trust assets under management. First Midwest's principal subsidiary, First Midwest Bank, and other affiliates provide a full range of commercial, equipment leasing, retail, wealth management, trust and private banking products and services through over 130 locations in metropolitan Chicago, northwest Indiana, central and western Illinois, and eastern Iowa. First Midwest's common stock is traded on the NASDAQ Stock Market under the symbol FMBI. First Midwest's website is www.firstmidwest.com.

Contact Information:

James M. Roolf
Senior Vice President/Corporate Relations Officer
(630) 875-7533
jim.roolf@firstmidwest.com

First Midwest Bancorp, Inc. | One Pierce Place | Suite 1500 | Itasca | IL | 60143